EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of June 22, 2006

among

ANADARKO PETROLEUM CORPORATION

APC ACQUISITION SUB, Inc.

and

KERR-McGEE CORPORATION

i

TABLE OF CONTENTS

Page
ARTICLE I THE MERGER
SECTION 1.1	The Merger
SECTION 1.2	Effective Time; Closing
SECTION 1.3	Effect of the Merger
SECTION 1.4	Certificate of Incorporation; Bylaws
SECTION 1.5	Directors and Officers
SECTION 1.6	Effect on Capital Stock
SECTION 1.7	Payment for Shares, Paying Agent
SECTION 1.8	Options and Restricted Stock

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 2.1	Organization
SECTION 2.2	Capitalization
SECTION 2.3	Authorization; No Conflict
SECTION 2.4	Subsidiaries
SECTION 2.5	SEC Reports and Financial Statements
SECTION 2.6	Absence of Material Adverse Changes, etc.
SECTION 2.7	Litigation
SECTION 2.8	Information Supplied
SECTION 2.9	Broker’s or Finder’s Fees
SECTION 2.10	Employee Plans
SECTION 2.11	Board Recommendation; Company Action; Requisite Vote of the Company’s Stockholders
SECTION 2.12	Taxes
SECTION 2.13	Environmental Matters
SECTION 2.14	Compliance with Laws
SECTION 2.15	Employment Matters
SECTION 2.16	Regulatory Matters
SECTION 2.17	Reserve Reports
SECTION 2.18	Hedging
SECTION 2.19	Properties
SECTION 2.20	Natural Gas Act
SECTION 2.21	Insurance
SECTION 2.22	Material Contracts
SECTION 2.23	Section 203 of the DGCL; Rights Agreement
SECTION 2.24	FCPA

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
SECTION 3.1	Organization
SECTION 3.2	Authorization; No Conflict
SECTION 3.3	Information Supplied

i

SECTION 3.4	Broker’s or Finder’s Fees
SECTION 3.5	Financing

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 4.1	Conduct of Business by the Company Pending the Merger
SECTION 4.2	Conduct of Business by Parent

ARTICLE V ADDITIONAL AGREEMENTS
SECTION 5.1	Preparation of Proxy Statement; Stockholders Meetings
SECTION 5.2	Employee Benefit Matters
SECTION 5.3	Consents and Approvals
SECTION 5.4	Public Statements
SECTION 5.5	Further Assurances
SECTION 5.6	Notification of Certain Matters
SECTION 5.7	Access to Information; Confidentiality
SECTION 5.8	No Solicitation
SECTION 5.9	Indemnification and Insurance
SECTION 5.10	State Takeover Laws
SECTION 5.11	Expenses
SECTION 5.12	Board Membership

ARTICLE VI CONDITIONS
SECTION 6.1	Conditions to Each Party’s Obligation To Effect the Merger
SECTION 6.2	Conditions to Obligations of Parent and Merger Sub
SECTION 6.3	Conditions to Obligation of the Company

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
SECTION 7.1	Termination
SECTION 7.2	Effect of Termination
SECTION 7.3	Fees and Expenses
SECTION 7.4	Amendment
SECTION 7.5	Waiver

ARTICLE VIII GENERAL PROVISIONS
SECTION 8.1	Notices
SECTION 8.2	Representations and Warranties
SECTION 8.3	Knowledge Qualifiers
SECTION 8.4	Interpretations
SECTION 8.5	Governing Law; Jurisdiction
SECTION 8.6	Counterparts; Facsimile Transmission of Signatures
SECTION 8.7	Assignment; No Third Party Beneficiaries
SECTION 8.8	Severability
SECTION 8.9	Entire Agreement
SECTION 8.10	Enforcement

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 22, 2006, among Anadarko Petroleum Corporation, a Delaware corporation (“Parent”), APC Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Kerr-McGee Corporation, a Delaware corporation (the “Company”).

INTRODUCTION

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have unanimously (i) approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and (ii) approved this Agreement.

WHEREAS, as a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), each issued and outstanding share of common stock, par value $1.00 per share of the Company (the “Company Common Stock”) (other than shares of Company Common Stock owned by the Company, Parent, Merger Sub or any wholly-owned Subsidiary (as defined in Section 2.4(a)) of the Company or Parent immediately prior to the Effective Time (as defined in Section 1.2) and Dissenting Shares (as defined in Section 1.6(d)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration (as defined in Section 1.6(b)).

In consideration of the foregoing and of the representations, warranties and covenants contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.1         The Merger.

Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.2         Effective Time; Closing.

(a)           The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Central time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002 unless another date, time or place is agreed to in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. As used in this Agreement, “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

(b)           On the Closing Date or as promptly as practicable thereafter, the Company hereto shall cause the Merger to be consummated by filing a certificate of merger, in accordance with the DGCL, with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) (the time of such filing (or such later time as is specified in such Certificate of Merger as agreed between Parent and the Company) being the “Effective Time”).

SECTION 1.3         Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.4         Certificate of Incorporation; Bylaws.

At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read in its entirety in the form of Exhibit A hereto, and, as so amended shall be the certificate of incorporation of the Surviving Corporation. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read in their entirety in the form of Exhibit B hereto, and, as so amended shall be the bylaws of the Surviving Corporation.

SECTION 1.5         Directors and Officers.

(a)           The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or the election of their successors. The Company shall cause all directors of the Company to resign immediately prior to the Effective Time.

(b)           The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or the election of their successors.

SECTION 1.6         Effect on Capital Stock.

As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other holder of any shares of capital stock of Merger Sub or the Company:

(a)           Capital Stock of Merger Sub. Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, par value $1.00 per share, and such shares of common stock issued upon conversion of the capital stock of Merger Sub shall represent all of the outstanding shares of the Surviving Corporation.

(b)           Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any shares to be cancelled pursuant to Section 1.6(c)) shall be cancelled and shall be converted automatically into the right to receive $70.50 in cash payable to the holder thereof and subject to increase as provided in the following sentence (the “Merger Consideration”). Notwithstanding any other provision contained herein, if the Effective Time does not occur on or prior to August 10, 2006, the Merger Consideration shall increase at a daily rate of $0.01255 for each day subsequent thereto until the Effective Time occurs; provided however, that the Merger Consideration shall not in any case exceed $71.0271 (after taking into effect the adjustments contemplated by this sentence). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and, subject to Section 1.6(d), each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c)           Treatment of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto. Each share of Company Common Stock owned by any Subsidiary of Company shall not be cancelled at the Effective Time and shall remain outstanding.

(d)           Shares of Company Common Stock of Dissenting Stockholders.

(i)            Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by any person who is entitled to demand and properly demands in writing an appraisal of the “fair value” of such shares of Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive Merger Consideration as provided in Section 1.6(b), but rather the holders of Dissenting Shares shall be entitled to payment of the fair market value of such Dissenting Shares in accordance with Section 262 of the DGCL; provided, that, any Dissenting Shares held by holders of Company Common Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights for an appraisal of such shares under the DGCL shall thereupon be deemed to have been cancelled and terminated, as of the Effective Time, and shall represent solely the right to receive the Merger Consideration as provided in Section 1.6(b), upon surrender in the manner provided in Section 1.7, of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

(ii)           The Company shall give to Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and (ii) the Company and Parent shall jointly direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), make any payment with respect to any such demands, or offer to settle, or settle, any such demands. Any amount payable to any holder of Company Common Stock exercising appraisal rights shall be paid solely by the Surviving Corporation out of its own funds.

SECTION 1.7         Payment for Shares.

(a)           Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as agent for the holders of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive in trust the funds to which holders of Company Common Stock shall become entitled pursuant to Section 1.6(b). At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the Company’s stockholders, cash in an amount sufficient for the payment of the Merger Consideration as provided in Section 1.6(b) upon surrender of certificates representing the shares of Company Common Stock as provided herein (the “Exchange Fund”). The Paying Agent shall invest the cash included in the Exchange Fund in obligations guaranteed by the full faith and credit of the United States of America. All interest earned on such funds shall be paid to Parent.

(b)           Exchange Procedure. As soon as reasonably practicable after the Effective Time, but in any event not later than five Business days thereafter, the Paying Agent shall mail to each holder of record of (x) a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Company Certificates”) and (y) any non-certificated shares held by book entry (“Book Entry Shares”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates and Book Entry Shares in exchange for the Merger Consideration as provided in Section 1.6(b). Exchange of any Book Entry Shares shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Company Certificate or Book Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Company Certificate or Book Entry Share shall be entitled to receive in exchange therefor the Merger Consideration, and the Company Certificate or Book Entry Share so surrendered shall forthwith be cancelled. Parent shall cause the Paying Agent to make all payments required pursuant to the preceding sentence as soon as practicable following the valid surrender of Company Certificates or Book Entry Shares. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Company Certificate so surrendered is registered, if such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7(b), each Company Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration pursuant to Section 1.6(b). No interest will be paid or will accrue on the cash payable upon the surrender of any Company Certificate or Book Entry Share. All amounts payable hereunder to a holder of Company Stock shall be rounded to the nearest cent.

(c)           No Further Ownership Rights in Company Common Stock; Transfer Books. All cash paid upon the surrender of Company Certificates and Book Entry Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock theretofore represented by such Company Certificates or Book Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for cash as provided in this Article I.

(d)           Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Company Certificates and Book Entry Shares, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration, payable upon due surrender of their Company Certificates and Book Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificates or Book Entry Shares shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article I would otherwise escheat to or become the property of any Governmental Authority, the Merger Consideration in respect of such Company Certificate or Book Entry Share shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto. As used in this Agreement, “Governmental Authority” shall mean any United States federal, state, local or any foreign government, governmental, regulatory or administrative authority, agency, or commission or any court, tribunal, or judicial or arbitral body or entity.

(e)           Lost, Stolen or Destroyed Certificates. In the event any Company Certificates evidencing Company Common Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 1.6(b), in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit, which shall include indemnities and the posting of a bond which are acceptable to Parent, of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration may reasonably require of the holder of such lost, stolen or destroyed Company Certificates.

(f)            Withholding Taxes. Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Stock pursuant to this Agreement any stock transfer taxes and such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provisions of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding were made.

SECTION 1.8         Options and Restricted Stock.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding Option (hereinafter defined), whether vested or unvested, exercisable or unexercisable, each Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest, and subject to the terms and conditions set forth below in this Section 1.8, each such Option shall terminate and be cancelled at the Effective Time and each holder of an Option will be entitled to receive from the Company, and shall receive as soon as practicable following the Effective Time, in settlement of each Option a Cash Amount. The “Cash Amount” shall be equal to the net amount of (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (ii) the number of shares subject to such Option, less (B) any applicable withholdings for Taxes. If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero. Payment of the Cash Amount shall be communicated to each holder of Option(s) in a written notice that has been approved by Parent from Target stating that, upon acceptance of the Cash Amount, such holder understands that no further payment is due to such holder on account of any Option and all of such holder’s rights under such Options have terminated. As used in this Agreement, “Option” means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof to purchase shares of Company Common Stock pursuant to the plans set forth in Section 1.8(a) of the Company Disclosure Letter, or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof (“Company Stock Plans”) or any other contract or agreement entered into by the Company or any of the Company Subsidiaries. All amounts payable hereunder to a holder of an outstanding Option shall be rounded to the nearest cent.

(b)           All performance units will be terminated, and to the extent applicable, paid out in cash as soon as practicable following the Effective Time in accordance with the terms of the plan under which they were granted.

(c)           The Board of Directors of the Company (or the appropriate committee thereof) shall adopt such resolutions or take such other actions as shall be required to cause all restrictions on the then outstanding shares of Restricted Stock (as defined below) to lapse as of immediately prior to the Effective Time. Each holder of Restricted Stock shall be treated as a holder of Company Common Stock issued and outstanding as of immediately prior to the Effective Time. As used in this Agreement, “Restricted Stock” means any outstanding award of restricted Company Common Stock with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof or former subsidiary of the Company or any other Person pursuant to any applicable Company Stock Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

(d)           As of the Effective Time, except as provided in this Section 1.8, all rights under any Option and any provision of the Company Stock Plans providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall use its reasonable best efforts to ensure that, as of and after the Effective Time, except as provided in this Section 1.8, no person shall have any rights under the Company Stock Plans or any other plan, program or arrangement with respect to securities of the Company, the Surviving Corporation or any subsidiary thereof.

(e)           Prior to the Effective Time, Parent, Merger Sub and the Company shall use all commercially reasonable efforts to cause the transactions contemplated by this Section 1.8 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as publicly disclosed or furnished with reasonable specificity by the Company in the forms, reports, schedules, registration statements, definitive proxy statements and other documents filed with or furnished to the SEC prior to the date of this Agreement (collectively, the “Available SEC Reports”) and except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 2.1         Organization.

The Company and each entity that is a Subsidiary of the Company as of the date hereof (the “Company Subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company and each of the Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. A “Company Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or other) or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (i) adversely affects the oil and gas exploration and development industry generally (including changes in commodity prices, general market prices, interest rates and regulatory changes), (ii) arises out of general political, economic or industry conditions (and in each case does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise) (iii) results from or is caused by natural disasters (including hurricanes), occurring after the date hereof (and in each case does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise) or (iv) (other than with respect to Section 2.3(b)) arise out of, result from or relate to the transactions contemplated by this Agreement or the announcement thereof, shall not be considered in determining whether a Company Material Adverse Effect has occurred. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 2.2         Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock and (ii) 40,000,000 shares of preferred stock, no par value, issuable in series (“Company Preferred Stock”), of which 1,000,000 shares have been designated Series B Junior Participating Preferred Stock. As of June 21, 2006, (i) 229,338,430 shares of Company Common Stock were issued and outstanding, of which 2,215,384 were held by Sun Pennsylvania Limited Partnership, a wholly-owned subsidiary of the Company, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 1,000,000 shares of Series B Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (“Company Rights”) distributed to the holders of Company Common Stock pursuant to the Rights Agreement dated as of July 26, 2001 (the “Rights Agreement”), between the Company and UMB Bank, as amended and (iv) as of June 21, 2006, 7,104,309 shares of Company Common Stock were held by the Company in its treasury. The amount of the dividend paid quarterly on

Company Common Stock is $0.03125 per share (the “Quarterly Dividend”). Since January 1, 2006, except for the Quarterly Dividend and the issuance and dividend on June 14, 2006, of one share of Company Common Stock per issued and outstanding share of Company Common Stock to the holders of record thereof on June 2, 2006 (the “Stock Split”), the Company has not, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and free of preemptive rights and in compliance with all applicable state and federal securities laws. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. There are no outstanding bonds, debentures, notes or other indebtedness or warrants or other securities of the Company having the right to vote (or, other than any outstanding options to purchase Company Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b)           As of June 21, 2006, there were outstanding Options to purchase 10,356,133 shares of Company Common Stock, and the weighted average exercise price of all such Options was $30.2389. There are no stock appreciation rights attached to the Options. Except as set forth in the preceding sentence or above in this Section 2.2, (i) as of June 21, 2006, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c)           During the period from June 21, 2006 to the date of this Agreement (i) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company other than issuances of Company Common Stock pursuant to the exercise of Options outstanding on June 21, 2006 and (ii) there have been no issuances of Options or other options, warrants or other rights to acquire capital stock of the Company.

SECTION 2.3         Authorization; No Conflict.

(a)           The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for the adoption of this Agreement by the Required Company Stockholder Vote (as defined in Section 2.11(b)). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

(b)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the (x) certificate or articles of incorporation or bylaws of the Company or any Company Subsidiary that is a corporation, (y) the articles or certificate of formation or the limited liability company agreement of any Company Subsidiary that is a limited liability company, or (z) the certificate of limited partnership or partnership agreement of any Company Subsidiary that is a limited partnership, or the organizational documents of any other Company Subsidiary, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (as defined in Section 2.4(b)) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and if required, the Competition Act (Canada) (the “Competition Act”), and other applicable foreign competition or antitrust laws, if any, (iii) the filing with the SEC of (A) a proxy statement relating to the Company Stockholders Meeting (as defined in Section 5.1(b)) (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), and (B) such reports under Sections 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iv) compliance with the rules of the New York Stock Exchange (“NYSE”), (v) such governmental or tribal consents, qualifications or filings as are customarily obtained or made following the transfer of interests in oil and gas properties (“Customary Post Closing Consents”), and (vi) compliance with the “blue sky” laws of various states, and except in each case of clauses (i)-(vi) where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.4         Subsidiaries.

(a)           Section 2.4(a) of the Company Disclosure Letter sets forth the name and jurisdiction of organization of each (i) Company Subsidiary; and (ii) entity in which the Company (other than the Company Subsidiaries) or any Company Subsidiary owns any interest other than non-material interests and interests in joint ventures or similar entities in the ordinary course of business consistent with practices in the oil and gas industry. As used in this Agreement, (i) “Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; and (ii) “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or  governmental or other entity.

(b)           All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary that are owned directly or indirectly by the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiaries. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. As used in this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

SECTION 2.5         SEC Reports and Financial Statements.

(a)           Since January 1, 2003, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, except for any reports on Form 8 K required to be filed with respect to this Agreement, the Merger and the transactions contemplated hereby, no event has occurred with respect to the Company or any of Company Subsidiaries which the Company is, or after the passage of time, will be, required to report by the filing with the SEC of a current report on Form 8-K which has not been so reported by the Company by the filing of a current report on Form 8-K on or prior to the date hereof. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)           The consolidated balance sheets and the related consolidated statements of income, consolidated statements of comprehensive income (loss) and stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports have been prepared from the books and records of the Company and the Company Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business). Except as reflected in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than any liabilities incurred since December 31, 2005 which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)           Other than any matters that do not to the Company’s knowledge remain the subject of any open or outstanding inquiry, (i) the Company has not received written notice from the SEC or any other Governmental Authority that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority. Since January 1, 2003, the Company’s independent public accounting firm has not informed Company that it has any material questions, challenges or disagreements regarding or pertaining to Company’s accounting policies or practices. Since January 1, 2003, to the knowledge of the Company, no current officer or director of the Company has received, or is entitled to receive, any material compensation from any entity other than the Company or a Company Subsidiary that has engaged in or is engaging in any material transaction with Company or any Company Subsidiary.

(d)           With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports, the chief executive officer and chief financial officer of the Company have made all certifications (without qualifications or exceptions to the matters certified) required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. Other than any matters that do not to the Company’s knowledge remain the subject of any open or outstanding inquiry, neither the Company nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certificates.

(e)           The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Company and the Company Subsidiaries required to be disclosed in the Company’s reports required to be filed with the SEC pursuant to the Exchange Act, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in Company’s periodic reports required under the Exchange Act.

(f)            The Company is in compliance in all material respects with (i) all current listing and corporate governance requirements of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

SECTION 2.6         Absence of Material Adverse Changes, etc.

Since December 31, 2005, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)           any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b)           any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Company and the Company Subsidiaries; or

(c)           other than the Stock Split, any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b).

SECTION 2.7         Litigation.

There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There are no judgments, decrees, injunctions, rules, awards or orders of any Governmental Authority outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.8         Information Supplied.

None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Proxy Statement supplied by the Company will comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

SECTION 2.9         Broker’s or Finder’s Fees.

Except for Lehman Brothers Inc. and JP Morgan Securities Inc. (the “Company Financial Advisors”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby. The Company has furnished to Parent a true and complete copy of the Company’s agreements with each Company Financial Advisor pursuant to which such Company Financial Advisor is entitled to a fee in connection with the transactions contemplated hereby.

SECTION 2.10       Employee Plans.

(a)           There are no Company Employee Benefit Plans established by, maintained, adopted, participated in, sponsored by, contributed to or required to be contributed to, provided, promised to provide, or terminated by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”) with respect to which either the Company or any Company ERISA Affiliate could reasonably be expected to have any material liability. As used in this Agreement, “Company Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Company Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Company Employee Pension Benefit Plan”) and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy providing benefits or compensation.

(b)           As of June 21, 2006, there were 37,725,906 outstanding performance units which by their terms and those plans under which they were granted may be paid out in cash.

(c)           Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code  (“Qualified Company Employee Benefit Plan”) has received or been the subject of a favorable determination, advisory or opinion letter from the Internal Revenue Service that has not been revoked, and, to the Company’s knowledge, no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan.

(d)           The Company has (i) filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that it and/or any such plan are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports.

(e)           All Company Welfare Employee Benefit Plans required to comply with the health care continuation coverage (“COBRA”) provisions of ERISA and the Code have complied with such requirements in all material respects.

(f)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Employee Benefit Plans; (ii) all contributions required to be made to any Company Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Available SEC Reports and (iii) all such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102.

(g)           Neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan, and, to the knowledge of the Company or any Company Subsidiary, (x) no prohibited transaction has occurred with respect to any Company Employee Benefit Plan and (y) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Company Employee Benefit Plan.

(h)           During the past five years, neither the Company nor any Company ERISA Affiliate has established, maintained, contributed to, or had an obligation to contribute to, any Company Employee Benefit Plan that is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, or is subject to Title IV of

ERISA, and no liability under Title IV of ERISA (including a liability to pay premiums to the Pension Benefit Guaranty Corporation) has been or is expected to be incurred by the Company or any of the Company Subsidiaries.

(i)            The Company and the Company Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or similar provisions of state law.

(j)            The consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former employee, independent contractor, director, or officer of the Company or the Company Subsidiaries to severance pay, any change in control payment, or any other material payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director, or officer, or (iii) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither the Company nor any Company Subsidiary has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of this Section 2.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement.

(k)           There are no suits, actions, proceedings, investigations, claims or orders pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any Company Employee Benefit Plan related to any Company Employee Benefit Plan (other than claims in the ordinary course of business). No Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any Governmental Authority, and no Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor.

(l)            The Company has the right to amend or terminate each Company Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Company Employee Pension Benefit Plan.

(m)          As used in this Agreement “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(n)           All arrangements that could reasonably be deemed “nonqualified deferred compensation” arrangements under Section 409A of the Code (“Section 409A”) are, to the Company’s reasonable knowledge, in good faith compliance with Section 409A, and no employee is entitled to a tax gross-up or similar payment for any excise tax that may be due under Section 409A.

SECTION 2.11       Board Recommendation; Company Action; Requisite Vote of the Company’s Stockholders.

(a)           The Board of Directors of the Company has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on June 22, 2006 and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, (iii) directed that this Agreement be submitted for consideration by the stockholders of the Company and recommended that the stockholders of the Company adopt this Agreement (provided that any change in or modification or rescission of such recommendation by the Board of Directors of the Company in accordance with  Section 5.8 shall not be a breach of the representation in this clause (iii)). The Board of Directors of the Company has received from each Company Financial Advisor an opinion, a written copy of which will be provided to Parent as soon as practicable after the date hereof, solely for informational purposes, to the effect that, as of the date of the opinion, the Merger Consideration to be received in the Merger by holders of Company Common Stock is fair to such holders from a financial point of view. The Company has been authorized by each Company Financial Advisor to include such opinion in its entirety in the Proxy Statement so long as such inclusion is in form and substance reasonably satisfactory to such Company Financial Advisor and its counsel.

(b)           The affirmative vote of stockholders of the Company required for adoption of this Agreement and the Merger is and will be no greater than a majority in voting power of the issued and outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”).

SECTION 2.12       Taxes.

(a)           Each of the Company and each Company Subsidiary has timely filed all material federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2005 are adequate in accordance with GAAP to cover all Taxes accruing through such date. The Company and the Company Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no material Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings. Except as has not, and would not reasonably be expected to have, a Company Material Adverse Effect, all hedging transactions entered into by the

 Company or any of the Company Subsidiaries have been properly identified for federal income tax purposes.

(b)           As of the date of this Agreement, no material federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. No material deficiencies have been asserted in writing against the Company or any Company Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no material issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Company Financial Statements in accordance with GAAP. Each material deficiency resulting from any audit or examination relating to Taxes of the Company or any Company Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Company nor any Company Subsidiary is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Company or any Company Subsidiary with respect to any period following the Closing Date. Neither the Company nor any Company Subsidiary has granted any material power of attorney which is currently in force with respect to any income, franchise or similar Taxes or any income, franchise or similar Tax Returns.

(c)           Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against the Company or any Company Subsidiary. The Company and each Company Subsidiary have disclosed on their federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(d)           Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e)           Except as set forth on Schedule 2.10(j) hereof, neither the Company nor any Company Subsidiary is a party to any agreement, contract, or arrangement that, individually or collectively, would give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section

280G of the Code or would be subject to the excise tax under Section 4999 of the Code, or, to the knowledge of the Company, that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 162(n) of the Code.

(f)            Neither the Company nor any affiliate of the Company has made with respect to the Company, any Company Subsidiary, or any assets held by the Company or any Company Subsidiary any consent under Section 341 of the Code.

(g)           There was no “agreement, understanding, arrangement or substantial negotiations” (within the meaning of Treasury Regulation Section 1.355-7(h)(1)) regarding the acquisition that is subject to this Agreement or a similar acquisition (within the meaning of Treasury Regulation Section 1.355-7(h)(12)) at any time during the two-year period ending on the date of the distribution by the Company of the Class B common stock of Tronox Incorporated to the shareholders of the Company.

(h)           The statutes of limitations for the federal income Tax Returns of the Company and the Company Subsidiaries have expired or otherwise have been closed for all taxable periods ending on or before December 31, 1996.

(i)            Neither the Company nor any Company Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by The Tax Equity and Fiscal Responsibility Act of 1982. None of the property owned by the Company or a Company Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Neither the Company nor any Company Subsidiary is required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

(j)            Except as disclosed in Section 2.12(j) of the Company Disclosure Schedule, there have not been, within two years of the date of this Agreement, any (i) redemptions by the Company or any Company Subsidiary other than purchases of common stock of the Company pursuant to tender offers or open market purchase, (ii) transfers or disposition of property by the Company or any Company Subsidiary for which the Company or the Company Subsidiary did not receive adequate consideration, or (iii) distributions to the holders of Company Common Stock with respect to their stock other than distributions of cash in the ordinary course of business.

(k)           Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company. To the knowledge of the Company, neither the Company nor any Company Subsidiary has been notified in writing that it will be required to incur any material liability for Taxes of any person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any Tax claim that has been made by a Taxing authority with respect to such other person as a transferee or successor, by contract or otherwise.

(l)            None of the Company or any Company Subsidiary will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; or (iii) open transaction disposition made on or prior to the Closing Date.

(m)          As used in this Agreement “Taxes” means (i) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto; (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being a member of an affiliated, consolidated, combined or unitary group; and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or clause (ii). As used in this Agreement, “Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other Governmental Authority in connection with Taxes including any schedules or attachments thereto, including any amendments thereto, and including any information returns.

SECTION 2.13       Environmental Matters.

Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)           To the Company’s knowledge, there are no conditions existing on any real property owned, leased or operated by the Company or any Company Subsidiary that give rise to any or would reasonably be expected to constitute a violation of or result in any liability under any Environmental Law (as defined below), and the Company and the Company Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under any Environmental Law.

(b)           Intentionally Omitted.

(c)           Neither the Company, any Company Subsidiary nor any real property owned, leased or operated by the Company or any Company Subsidiary, is subject to any pending or, to the knowledge of the Company, threatened action, suit, investigation, inquiry, notice of non-compliance, request for information or proceeding relating to any liability under any Environmental Laws.

(d)           All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any property or facility owned, leased or operated by the

Company or any Company Subsidiary, including all permits, notices, approvals and authorizations pertaining to the past and present generation, treatment, storage, disposal or release of a Hazardous Substance, have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations. The transactions contemplated by this Agreement will not result in the non-renewal, revocation, expiration, withdrawal or termination of any such permits, notices, approvals or authorizations.

(e)           Other than acquisitions and divestitures in the ordinary course of business, none of the Company and the Company Subsidiaries has assumed, contractually or, to the knowledge of the Company, is reasonably expected to be responsible by operation of law, for any liabilities or obligations of third parties under any Environmental Laws or any legal principle including fraudulent conveyance and piercing the corporate veil.

(f)            As used in this Agreement, (i) “Environmental Laws” means any federal, foreign, state and local law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Atomic Energy Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local law and (ii) “Hazardous Substance” means (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by RCRA, and (c) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, buried contaminants, regulated chemicals, flammable explosives, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable law of any applicable Governmental Authority relating to or imposing liability or standards of conduct pertaining thereto, all as amended or hereafter amended.

SECTION 2.14       Compliance with Laws.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable laws, rules or regulations of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by the Company and the Company Subsidiaries, and no written notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, filed, commenced or threatened in writing against the Company or any Company Subsidiary alleging any such non-compliance. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, except where the failure to be obtained or to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 2.14 is made with respect to permits issued under or matters relating to Environmental Laws, which are covered exclusively by the provisions set forth in Section 2.13.

SECTION 2.15       Employment Matters.

(a)           Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any of the Company Subsidiaries to authorize representation by any labor organization. Except as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary (i) is a party to, or bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices or (ii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries.

(b)           In the 90 day period preceding the date of this Agreement, neither the Company nor any of the Company Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries; nor has the Company or any of the Company Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act. Section 2.15(b) of the Company Disclosure Letter lists the number of the Company’s or the Company Subsidiaries’ employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days prior to the date of this Agreement or had a reduction in hours of at least 50% in the 180 days prior to the date of this Agreement. To the knowledge of the Company, the Company and the Company Subsidiaries have at all times properly classified each of their respective employees as employees, each of their respective leased employees (within the meaning of Section 414(n) of the Code) as leased employees, and each of its independent contractors as independent contractors, as applicable. As used in the Agreement, “WARN Act” means the Workers Adjustment and Retraining Notification Act. of 1989, as amended.

SECTION 2.16       Regulatory Matters.

Neither the Company nor any of the Company Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an

“affiliate” of a “holding company,” or a public utility,” as each such term is defined in the Public Utility Holding Company Act of 2005, as amended.

SECTION 2.17       Reserve Reports.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data on which the Company’s estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of the Company were based in connection with the preparation by the Company of the proved oil and gas reserve reports concerning the Oil and Gas Interests of the Company and the Company Subsidiaries as of December 31, 2005 was (at the time included or as modified or amended prior to the issuance of the Company Reserve Report) accurate. Netherland, Sewell & Associates, Inc. reviewed the procedures and methods used by the Company to prepare the estimates of approximately 76% of the Company’s total proved reserves as of December 31, 2005. The estimates of proved oil and gas reserves used by the Company and any information provided to Netherland, Sewell & Associates, Inc. as part of their procedures and methods review by or on behalf of the Company and the Company Subsidiaries in connection with such firm’s review of the Company Reserve Report are in accordance with the definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC. For purposes of this Agreement, “Oil and Gas Interests” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; Hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no change in respect of the matters addressed in the Company Reserve Report that would have a Company Material Adverse Effect. For purposes of this Agreement, “Hydrocarbons” means, with respect to any Person, crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith (including coalbed gas and carbon dioxide), and all other minerals of every kind and character which may be covered by or included in or attributable to any of the properties of such Person or any of such Person’s Subsidiaries.

SECTION 2.18       Hedging.

The Company SEC Reports accurately summarize the outstanding Hydrocarbon and financial Hedging positions attributable to the production of the Company and the Company Subsidiaries as of the date reflected therein, and there have been no changes since the date thereof, except for changes in financial Hedging positions occurring in the ordinary course of business and in accordance with the Company’s policies, such as derivative activity supporting third party marketing, the expiration of contracts by their terms and valuation changes due to market price  fluctuations. For purposes of this Agreement, a “Hedge” mean a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.

SECTION 2.19       Properties.

Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (i) except for goods and other property sold, used or otherwise disposed of since December 31, 2005 in the ordinary course of business, as of the date hereof, considered in the aggregate the Company has good and defensible title for oil and gas purposes to all of the Oil and Gas Interests reflected in the Company’s December 31, 2005 financial statements included in the Company SEC Reports, and to all other properties, interests in properties and assets, real and personal, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of the Company as of December 31, 2005 included in the Company SEC Reports; (b) Liens for current taxes not yet due and payable; and (c) such imperfections of title, easements, restrictive covenants and other Liens that do not interfere with the Company’s ability to conduct its business as currently conducted; (ii) all leases and other agreements pursuant to which the Company or any of the Company Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or any of the Company Subsidiaries; and (iii) all significant operating equipment of the Company and the Company Subsidiaries is in good operating condition, ordinary wear and tear excepted.

SECTION 2.20       Natural Gas Act.

Any gas gathering system constituting a part of the properties of the Company or the Company Subsidiaries and material to the operations of the Company and the Company Subsidiaries considered as a single enterprise has as its primary function the provision of natural gas gathering services, as the term “gathering” is interpreted under Section 1(b) of the Natural Gas Act of 1938 (“NGA”); none of the properties have been or are certificated by the Federal

Energy Regulatory Commission (“FERC”) under Section 7(c) of the NGA or to the knowledge of the Company are now subject to FERC jurisdiction under the NGA; and none of the properties have been or are providing service pursuant to Section 311 of the NGA.

SECTION 2.21       Insurance.

The Company has made available to Parent prior to the date hereof a complete schedule of all insurance policies held by either the Company or any of the Company Subsidiaries. All such insurance policies are in full force and effect and all related premiums have been paid to date.

SECTION 2.22       Material Contracts.

Except for this Agreement, as of the date hereof, none of the Company or any of the Company Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K promulgated by the SEC) that is not filed as an exhibit to an Available SEC Report. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach or default under any “material contract” to which the Company or a Company Subsidiary is a party nor, to the knowledge of the Company, is any other party to any such contract in breach or default thereunder.

SECTION 2.23       Section 203 of the DGCL; Rights Agreement.

The Board of Directors of the Company has taken all action necessary to exempt under and not make subject to (a) the prohibitions on “business combinations” under Section 203 of the DGCL, (b) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (c) any provision of the Company’s certificate of incorporation or bylaws (including Article Thirteenth of the Company’s Certificate of Incorporation) that would require any corporate approval other than that otherwise required by Section 251 of the DGCL:  (i)  the execution of this Agreement, (ii) the Merger, and (iii) the transactions contemplated by this Agreement and the Merger. The Company has taken and as soon as practicable after the date hereof (but in no event later than three Business Days after the date hereof), the Rights Agent (as defined in the Rights Agreement) will take, all actions necessary or appropriate to amend the Rights Agreement so that (a) the term “Final Expiration Date” (as defined in the Rights Agreement) shall mean July 22, 2016, (b) none of Parent or Merger Sub nor any “affiliate” or “associate” thereof (as defined in the Rights Agreement) is an “Acquiring Person”, and no “Stock Acquisition Date” or “Distribution Date” (as such terms are defined in the Rights Agreement) or event to which Section 11(a)(ii) or Section 13 thereof would otherwise be applicable will occur as a result of the execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (c) the Rights Agreement will terminate and the Company Rights will expire immediately prior to the Effective Time. The Rights Agreement, as so amended, will not be further amended or modified. True and complete copies of the Rights Agreement and all such proposed amendments have been previously provided to Parent.

SECTION 2.24       FCPA.

To the Company’s knowledge, during past five years, neither the Company, nor any Company Subsidiary or officer, director, employee or agent of the Company or a Company Subsidiary, has committed any act or made any omission prohibited by the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m, 78dd-1, -2 and -3) (“FCPA”) or applicable anti-bribery laws of any other country.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

SECTION 3.1         Organization.

Parent and each of the Subsidiaries of Parent (including Merger Sub) (the “Parent Subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted. Parent and each of the Parent Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement. The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to Parent’s Annual Report on Form 10-K for the year ended December 31, 2005 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 3.2         Authorization; No Conflict.

(a)           Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of each of Parent and Merger Sub, and no other corporate proceedings on the part of Parent, Merger Sub or any of the Parent Subsidiaries (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This

Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms.

(b)           The Board of Directors of Parent has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on June 22, 2006 and not subsequently rescinded or modified in any way, unanimously (i) approved this Agreement, the Merger and (ii) determined that this Agreement and Merger are in the best interest of Parent’s stockholders. No vote of the holders of Parent common stock, par value $.10 per share, or other securities of Parent is necessary to consummate the Merger.

(c)           Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent or any of the Parent Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or any of the Parent Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Parent or any Parent Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law, rule or regulation applicable to Parent or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the HSR Act, the Competition Act, and applicable foreign competition and antitrust laws, if any, (iii) the filing with the SEC of the Proxy Statement and such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) compliance with the rules of the NYSE, and (v) Customary Post Closing Consents, except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.3         Information Supplied.

None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.4         Broker’s or Finder’s Fees.

Except for UBS Securities LLC, Credit Suisse Securities (USA) LLC and Goldman Sachs & Co., Inc. (the “Parent Financial Advisors”), no agent, broker, Person or firm acting on behalf of Parent or any Parent Subsidiary or under Parent’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby.

SECTION 3.5         Financing.

(a)           The financing required to consummate the Merger, to refinance all existing indebtedness of Parent, Merger Sub and the Company, in each to the extent required in order to consummate the Merger and the other Transactions, and to pay related fees and expenses is collectively referred to in this Agreement as the “Financing”. Parent and Merger Sub received a commitment letter dated June 22, 2006 (the “Commitment Letter”), from UBS Securities LLC, UBS Loan Finance LLC, Credit Suisse Securities (USA) LLC and Citigroup Global Markets, Inc. (the “Lenders”) relating to the commitment of the Lenders to provide the Financing. Parent has provided the Company with a complete and correct copy of such letter. As of the date of this Agreement, Parent and Merger Sub have no reason to believe that any of the conditions to the Financing will not be satisfied or that the funds for the Financing will not be available on a timely basis for the transactions contemplated by this Agreement. At the Effective Time, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Merger and to perform their respective obligations under this Agreement.

(b)           Immediately after the Effective Time and after giving effect to any change in the Surviving Corporation’s assets and liabilities as a result of the Merger, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred liabilities beyond its ability to pay as they become due. For purposes hereof, the Company will be deemed to be “Insolvent” if any of the conditions described in clause (i), (ii) or (iii) above are applicable to the Company prior to the Effective Time.

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.1         Conduct of Business by the Company Pending the Merger.

                The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as expressly permitted or required pursuant to this Agreement:

                (a)           The businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and the Company and the Company Subsidiaries shall use their reasonable best efforts to maintain and preserve intact their respective business organizations, to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees; and

                (b)           Without limiting the generality of the foregoing Section 4.1(a), except as set forth in Section 4.1 of the Company Disclosure Letter or as contemplated by this Agreement, the Company shall not directly or indirectly, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i)     acquire, sell, lease, transfer or dispose of any assets, rights or securities  that are material to the Company and the Company Subsidiaries considered as a single enterprise or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement, in each case outside of the ordinary course of business consistent with past practice or, in the case of acquisitions of oil and gas properties or interests therein, in excess of $50,000,000 in the aggregate;

(ii)    acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iii)   amend or propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(iv)   except for the Quarterly Dividend, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v)    purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of the Company in payment of withholding tax upon the vesting of restricted stock or forfeiture of shares due to termination of employment;

(vi)   split, combine or reclassify any outstanding shares of its capital stock;

(vii)  except for the Company Common Stock issuable upon exercise of options outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement) and the vesting of restricted stock awards granted prior to the execution of this Agreement issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(viii) modify the terms of any existing indebtedness for borrowed money or security issued by the Company or any Company Subsidiary having an aggregate principal amount in excess of $50,000,000 in any respect;

(ix)    incur any indebtedness for borrowed money, except indebtedness incurred in the ordinary course of business and letters of credit required under the Company’s hedging agreements in order to satisfy margin requirements, but only if the amount of such indebtedness (not including such letters of credit), when added to all other indebtedness of the Company then outstanding (determined in accordance with GAAP), does not exceed the Company’s indebtedness outstanding as of March 31, 2006 by more than $400,000,000;

(x)     assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances, except (A) to or for the benefit of the Company Subsidiaries or (B) for those not in excess of $50,000,000 in the aggregate;

(xi)    create or assume any material Lien on any material asset;

(xii)   authorize, recommend or propose any material change in its capitalization;

(xiii)   except in connection with the routine promotions of employees in Grades 28 and below or to the extent required in a written contract or agreement (including any Company Employee Benefit Plan) in existence as of the date of this Agreement, (A) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer or employee of the Company or any Company Subsidiary, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, (G) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 2.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement, or (H) take any action that would result in any plan, program or agreement violating Section 409A or provide any employee entitlement to a tax gross-up or similar payment for any excise tax that may be due under Section 409A;

(xiv)             execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable law) in any material respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (other than as required by existing employee benefit plans or employment agreements or by applicable law);

(xv)              except in the ordinary course of business consistent with past practice, make any changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any Tax election or file any material amended Tax return; make any change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

(xvi)             settle, compromise or otherwise resolve any litigation or other legal proceedings except (A) in the ordinary course of business consistent with past practice and (B) only to the extent that the aggregate of all such settlements or payments would not result in liability to the Company and the Company Subsidiaries in excess of the amount reserved for such litigation and legal proceedings so settled, compromised or resolved reflected on the most recent balance sheet included in the Company Financial Statements plus $10,000,000;

(xvii)             other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $2,500,000 individually or $10,000,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xviii)            write off any accounts or notes receivable in excess of $2,500,000;

(xix)              make or commit to make capital expenditures in excess of the aggregate budgeted amount set forth in the Company’s fiscal 2006 capital expenditure plan previously provided to Parent, except as may be required to (A) continue operations on the drilling, completion or plugging of any well or any well operations for which the Company has consented to participate and is required to continue to participate pursuant to applicable agreements or (B) conduct emergency operations on any well pipeline or other facility;

(xx)               except for derivative activity supporting third party marketing, make or assume any Hedges;

(xxi)              enter into new contracts to sell Hydrocarbons other than in the ordinary course of business at market pricing, but in no event any having a duration longer than six months;

(xxii) fail to timely meet its royalty payment obligations in connection with its oil and gas leases to the extent such failure has or would reasonably be expected to have a Company Material Adverse Effect;

(xxiii)            enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict Parent or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

(xxiv)            except in the ordinary course of business, consistent with past practice, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party;

(xxv) take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act;

(xxvi)            organize or acquire any Person that would become a Subsidiary;

(xxvii)           enter into any commitment or agreement to license or purchase seismic data that will cost in excess of the aggregate budgeted amount set forth I the Company’s fiscal 2006 plan previously provided to Parent, other than pursuant to agreements or commitments existing on the date hereof;

(xxviii)          except for the amendments described in Section 2.23, amend, modify or waive any provision of the Rights Agreement or take any action to redeem the Company Rights or render the Company Rights inapplicable to any transaction other than the Merger unless, and only to the extent that, the Company is required to do so by order of a court of competent jurisdiction;

(xxix)             grant approval for purposes of Section 203 of the DGCL of any “business combination” or any acquisition of “voting stock” of the Company, each as defined in Section 203 of the DGCL;

(xxx) adopt a plan of complete or partial liquidation, dissolution, or reorganization;

(xxxi)             except as permitted by Section 5.8, knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 6.2(a) or (b) at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(xxxii)            release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of the Company Subsidiaries is a party, and the Company and Company Subsidiaries shall enforce any such provisions contained in such agreements and not waive any of the provisions thereof; or

(xxxiii)           take or agree in writing or otherwise to take any of the actions precluded by Sections 4.1(a) or (b).

SECTION 4.2         Conduct of Business by Parent. Except as expressly permitted or required by this Agreement, prior to the Effective Time, neither Parent nor any of its Subsidiaries, without the prior written consent of the Company, shall:

                (a)           acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice) if such transaction would reasonably be expected to have a Parent Material Adverse Effect or materially delay the consummation of the transactions contemplated by this Agreement;

                (b)           adopt or propose to adopt any amendments to its charter documents which would reasonably be expected to have a Parent Material Adverse Effect;

                (c)           adopt a plan of complete or partial liquidation or dissolution of Parent;

                (d)           knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 6.3(a) or (b) at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

                (e)           take or agree in writing or otherwise to take any of the actions precluded by Section 4.2(a) through Section 4.2(e).

ARTICLE V
ADDITIONAL AGREEMENTS

                SECTION 5.1         Preparation of Proxy Statement; Stockholders Meetings.

                (a)           Within five Business Days of the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement; without limiting the generality of the foregoing, Parent and Merger Sub, will furnish to the Company the information relating to Parent and Merger Sub required by the Exchange Act to be set forth in the Proxy Statement, and Parent and its counsel shall be given the opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC. The Company agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following the filing thereof in definitive form  with the SEC. The Company will advise Parent promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

                (b)           The Company shall, as soon as practicable after the date hereof, and in accordance with the Company’s certificate of incorporation and bylaws and applicable law, establish a record date (which will be as soon as practicable after the date hereof) for, duly call, give notice of a meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of considering and taking action upon this Agreement regardless of whether the Board of Directors of the Company determines at any time that this Agreement or the Merger is no longer advisable or recommends that the stockholders of the Company reject this Agreement or the Merger. Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement, the Merger and the other transactions contemplated hereby in compliance with Section 5.8 in circumstances where a Takeover Proposal is outstanding, (1) as soon as practicable following the date on which the Proxy Statement is mailed to the Company’s stockholders, the Company shall convene and hold the Company Stockholders Meeting and (2) once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, which shall not be unreasonably withheld or delayed (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; provided that in the event that the Company Stockholders Meeting is delayed to a date after the Termination Date (as defined in Section 7.1(b)) as a result of either (i) or (ii) above, then the Termination Date shall be extended to the fifth Business Day after such date). The Board of Directors of the Company shall declare that this Agreement and the Merger are advisable and in the best interests of the Company and recommend that this Agreement be adopted by the stockholders of the Company and include in the Proxy Statement a copy of such recommendations; provided that the Board of Directors of the Company may withdraw, modify or change such recommendation in compliance with Section 5.8. Unless the Board of Directors of the Company has withdrawn its recommendations of this Agreement, the Merger and the other transactions contemplated hereby in compliance  with Section 5.8, the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by applicable law to effect the Merger.

                (c)           Parent shall cause all shares of Company Common Stock owned by Parent, Merger Sub or any Parent Subsidiary to be voted in favor of the adoption of the Agreement.

                SECTION 5.2         Employee Benefit Matters.

                From and after the Effective Time, Parent and the Surviving Corporation shall have the rights and obligations described in this Section 5.2 regarding the individuals who were employees of the Company or a Company Subsidiary immediately prior to the Effective Time (“Acquired Employees”).

                (a)           Employment. All Acquired Employees shall be employed solely on an “at will” basis, except to the extent required by the provisions of written employment contracts or as required by applicable law.

                (b)           Benefit Plans. The Surviving Corporation shall assume the Company Employee Benefit Plans as of the Effective Time and operate such plans in accordance with their respective terms, and the Company shall take any steps necessary to permit such assumption. Acquired Employees shall continue after the Effective Time to participate in such assumed Company Employee Benefit Plans. At such time as determined by Parent or the Surviving Corporation with Parent’s approval, Acquired Employees shall participate in Parent’s compensation, severance, bonus, stock option and other incentive plans for which they are eligible pursuant to the terms and conditions of such plans, or in similar plans maintained by the Surviving Corporation, in each case consistent with the participation offered to Parent’s employees holding similar positions. Each such plan shall grant credit to each Acquired Employee for all service prior to the Effective Time with the Company (including any predecessors) for purposes of vesting, eligibility to participate, and eligibility for early retirement subsidies and vacation time, but not for purposes of benefit accrual, except as provided in Section 5.2(d). No Acquired Employee shall be simultaneously covered under similar employee benefit plans of Parent or the Surviving Corporation and of the Company. Nothing in this Section 5.2 shall restrict in any manner the right of Parent or the Surviving Corporation to amend or terminate any assumed Company Employee Benefit Plan or to modify any compensation arrangement of any Acquired

Employee for any reason at any time (in each case subject to the provisions of any written employment contracts); provided, however, that the  post-retirement health benefits plans of the Company shall be continued unchanged (except as required by law) at least until the earlier of the third anniversary of the Effective Time or the date on which Parent terminates all post-retirement health benefits plan; and provided, further, that the severance and retention benefit plans of the Company shall be continued unchanged (except as required by law) at least until the first anniversary of the Effective Time.

                (c)           Group Health Plans. During the plan year in which the Effective Time occurs, any group health plan established or maintained by Parent or the Surviving Corporation shall, with respect to any eligible Acquired Employee or, as applicable, a family member of an eligible Acquired Employee, (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered under any group health plan maintained by the Company prior to the Effective Time, (iii) grant credit (for purposes of annual deductibles, co-payments and out-of-pocket limits) for any covered claims incurred or payments made prior to the Effective Time, and (iv) accept rollovers of the health flexible spending account and dependent care accounts of eligible Acquired Employees.

                (d)           Qualified Defined Benefit Plans. If the current Qualified Company Employee Benefit Plan that is subject to Title IV of ERISA (the “Company Defined Benefit Plan”) is merged into the qualified defined benefit plan of Parent (the “Parent Defined Benefit Plan”) and the Parent Defined Benefit Plan has not previously been terminated or frozen for purposes of future benefit accruals, (i) all participants in the Company Defined Benefit Plan will participate in the Parent Defined Benefit Plan and shall accrue benefits beginning immediately following the merger of the plans to the same extent as similarly-situated participants in the Parent Defined Benefit Plan who are not Acquired Employees and (ii) benefits for Acquired Employees under the merged plan shall be determined using a “two piece” benefit formula, using for purposes of calculating the benefit under both pieces the participant’s compensation at any time before or after the effective date of the plan merger (the “Plan Merger”). The first piece of the benefit will be calculated using the formula under the Company Defined Benefit Plan and shall use, for purposes of the calculation, all service with the Company, Parent or its affiliates prior to the “Plan Merger Date” but no service after the Plan Merger Date, and the second piece will be calculated using the formula under the Parent Defined Benefit Plan that applies to similarly-situated plan participants who are not Acquired Employees and shall use, for purposes of the calculation, all service with the Company, Parent of any of their affiliates after the Plan Merger Date, but no service prior to the Plan Merger Date. The formula used for calculating benefits under the Company Defined Benefit Plan shall not be amended after the Effective Time, and the Company Defined Benefit Plan shall not be terminated or frozen for purposes of future benefit accruals before the effective date as of which Parent terminates or freezes all future accruals under, as the case may be, all of its tax-qualified defined benefit retirement plans. For the avoidance of doubt, no Acquired Employee shall accrue benefits under both the Company Defined Benefit Plan and the Parent Defined Benefit Plan for the same period of service.

                (e)           SCORE Compensation Program. As soon as practicable following the Effective Time, Parent or the Surviving Corporation shall calculate the compensation accrued under the SCORE Compensation Program as of the Effective Time. The amount due under the SCORE Compensation Program shall be paid to an Acquired Employee on the earliest to occur of (i) the

Acquired Employee’s involuntary termination of employment other than for cause, (ii) the date that Parent or the Surviving Corporation pay their 2006 annual incentive compensation, or (iii) March 15, 2007. If, before December 31, 2006, an Acquired Employee terminates employment voluntarily (other than through retirement within the meaning of the SCORE Compensation Program) or is terminated for cause, no payment shall be made under the SCORE Compensation Program. The Acquired Employees who remain employed by Parent or the Surviving Corporation through December 31, 2006, shall receive an incentive bonus for the period between the Effective Time and December 31, 2006, equal to the amount received by a similarly-situated employee of Parent multiplied by a fraction, the numerator of which is the number of days between the Effective Time and December 31, 2006, and the denominator of which is 365.

                (f)            Parent hereby assumes, absolutely and unconditionally, effective as of the Effective Time, each of the Continuity Agreements identified on Section 5.2(f) of the Company Disclosure Letter.

                SECTION 5.3         Consents and Approvals.

                (a)           Subject to the requirements of applicable antitrust laws, the Company, Parent and Merger Sub shall each, as promptly as practicable (and in any event within five Business days) after the date of this Agreement, file or cause to be filed with (i) the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) any notifications required to be filed under the HSR Act; and (ii) the Competition Bureau any notifications required to be filed under the Competition Act with respect to the transactions contemplated by this Agreement.

                (b)           Subject to the requirements of applicable antitrust laws, the Company, Parent and Merger Sub shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and (iv) use all reasonable efforts to obtain all necessary Permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company, Merger Sub, Parent or any of their respective Subsidiaries is a party or by which any of them is bound; provided, however, that no note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument shall be amended or modified to increase in any material respect the amount payable thereunder or to be otherwise more burdensome, or less favorable, in each case in any material respect, to the Company and the Company Subsidiaries considered as one enterprise in order to obtain any permit, consent, approval or authorization without first obtaining the written consent of Parent, which consent shall not be unreasonably withheld or delayed. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any material filing (including the Proxy Statement) made in connection with the transactions contemplated hereby. The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary Permits, consents, approvals and authorizations of all third parties and Governmental Authorities.

                (c)           In furtherance of, and not in limitation of the foregoing or Section 5.5, the parties shall use their respective best efforts to respond promptly to any requests for additional information made by either the FTC or the DOJ, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The parties hereto agree not to extend directly or indirectly any waiting period under the HSR Act or enter into any agreement with a Governmental Authority to delay or not to consummate the Merger and the other Transactions, except with the prior written consent of the other parties hereto. Each of Parent and Merger Sub and the Company will (x) promptly notify the other party of any written communication to that party from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Merger or the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Merger and the other Transactions. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or the Transactions contemplated by this Agreement as violative of any antitrust law, or if any judgment, ruling, order, writ, injunction, decree, statute, law, rule or regulation applicable to the Company that would make the Merger or the other transactions contemplated by this Agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated by this Agreement, each of Parent and Merger Sub shall use its best efforts, including selling, holding separate or otherwise disposing of or conducting its business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of Parent and Merger Sub or their respective subsidiaries, or after the Closing, the Company or the Company Subsidiaries, or the conducting of its business in a specified manner, to contest and resist any such action or proceeding and shall use its best efforts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the Merger and the other transactions contemplated by this Agreement. The Company will cooperate with Parent and Merger Sub in all respects in Parent’s and Merger Sub’s implementation of any of the measures described in the preceding sentence that is undertaken in order to permit consummation of the Merger or the Transactions (including entering into agreements or taking such other actions prior to the Closing as Parent and Merger Sub reasonably request to dispose of assets of the Company and the Company Subsidiaries; provided, that neither the Company nor any the Company Subsidiary shall be required pursuant to this Section 5.3 to complete any disposition of the assets of the Company or a Company Subsidiary prior to the Closing or enter into any agreement or other arrangement for a disposition of any assets of the Company or a Company Subsidiary that does not expressly provide that the Company’s obligation to complete such disposition is subject to the prior or simultaneous occurrence of the Closing).

                SECTION 5.4         Public Statements.

                The Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or trading market.

                SECTION 5.5         Further Assurances.

                (a)           Subject to the requirements of applicable antitrust laws, the Company, Parent and Merger Sub shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and (iv) use all commercially reasonable efforts to obtain all necessary Permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary to consummate the Merger and the transactions contemplated by this Agreement. Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable following the date hereof, including (i) obtaining all consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Merger and the other Transactions contemplated by this Agreement, (ii) the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties, (iv) contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or the other transactions contemplated by this Agreement and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. In addition, in connection with filings made by Parent with the SEC in connection with financings associated with the transactions contemplated by this Agreement, the Company hereby consents to the inclusion of its financial statements in such filings, agrees to assist Parent in connection with the preparation of any related proforma financial statements and will use its reasonable best efforts to cause the Company’s independent public accountants to provide a consent to the inclusion of their report to such financial statements in such filings and to provide Parent a “comfort” letter dated a date within two

 Business Days before the date on which such filings shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with any such filings.

                (b)           In furtherance of, and not in limitation of the foregoing, (i) neither Parent nor Merger Sub will agree to amend, supplement, modify or waive any provisions of the Commitment Letter; (ii) Parent and Merger Sub shall use their respective best efforts to (A) enter into definitive agreements with respect to, and to obtain funding under, the Financing and (B) take any and all commercially reasonable actions necessary to satisfy the conditions precedent set forth in such definitive agreements; and (iii) in the event that any portion of the Financing becomes unavailable pursuant to the Commitment Letter, Parent and Merger Sub shall obtain such portion from alternate sources.

                SECTION 5.6         Notification of Certain Matters.

The Company agrees to give prompt notice to Parent and Merger Sub, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 6.2; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each of Parent and Merger Sub agrees to give prompt notice to the Company, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 6.3; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                SECTION 5.7         Access to Information; Confidentiality.

                (a)           The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access at all reasonable times from the date hereof through the Effective Time to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request. No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

                (b)           The provisions of the Confidentiality Agreement, dated June 2, 2006, as amended, between Parent and the Company (the “Company Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms.

SECTION 5.8         No Solicitation.

(a)           The Company agrees that from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall cause its Company Subsidiaries and its and their respective officers, directors, investment bankers, attorneys and other advisors and representatives not to (i) solicit, initiate, or encourage the submission of, any Takeover Proposal (as hereinafter defined), (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal; provided, however, that

(x)            nothing contained in this Section 5.8 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e 2 promulgated under the Exchange Act or from making any similar disclosure, if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure so to disclose would violate its obligations under applicable law, and provided further that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such tender or exchange offer is a Superior Proposal; and

(y)           if, prior to this Agreement having been adopted by the Required Company Stockholder Vote, the Company receives an unsolicited written Takeover Proposal from a third party that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) is, or is reasonably likely to result in, a Superior Proposal, the Company and its representatives may conduct such additional discussions (including solicitation of a revised Takeover Proposal) and provide such information as the Board of Directors of the Company shall determine, but only if, prior to such provision of such information or conduct of such additional discussions such third party shall have entered into a confidentiality agreement in customary form that is no less favorable to the Company, than the Company Confidentiality Agreement (except that such confidentiality agreement need not contain any “standstill” or similar covenant and such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 5.8); provided, that in the event that the Company enters into a confidentiality agreement with a person making a Takeover Proposal that does not include a “standstill” provision or contains a “standstill” provision less favorable to the Company than the corresponding provision of the Company Confidentiality Agreement, Parent and its affiliates shall, without further action by the Company, be released from the “standstill” provision under Section 6 of the Company Confidentiality

Agreement to the extent necessary to render such “standstill” provision of the Company Confidentiality Agreement no more favorable to the Company than the “standstill,” if any, applicable to the person making such Takeover Proposal.

(b)           Notwithstanding any other provision of this Agreement, at any time prior to this Agreement having been approved by the Required Company Stockholder Vote, the Board of Directors of the Company (or the applicable committee thereof) may (i) (A) fail to make, withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), the recommendation or declaration of advisability by the Company Board of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, or publicly propose to recommend any Takeover Proposal (any of the events in the foregoing clauses (A) and (B) being a “Change in the Company Recommendation”), or (ii) to the extent permitted pursuant to and in compliance with Section 7.1(f), allow the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if in the case of any of the foregoing clauses (i) or (ii), the Board of Directors of the Company determines in its good faith judgment, after consultation with outside legal counsel it is required to do so in order to comply with its fiduciary duties under applicable law.

(c)           For purposes of this Agreement, (i) “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their affiliates) relating to (A) any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Company or any Company Subsidiary of (x) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDAX or assets of the Company and its Subsidiaries, taken as a whole immediately prior to such transaction, or (y) 10% or more of the outstanding shares of Company Common Stock or any other class of capital stock of the Company or capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries in each case other than the transactions contemplated by this Agreement or (B) any purchase or sale of, or tender offer or exchange offer for, capital stock of the Company or any Company Subsidiary that if consummated would result in any Person beneficially owning 10% or more of any class of capital stock of the Company or any Company Subsidiary and (ii) the term “Superior Proposal” means any bona fide written Takeover Proposal to effect a merger, consolidation, reorganization, share exchange, tender offer, recapitalization, liquidation, direct or indirect business combination, or other similar transaction as a result of which the Company’s stockholders cease to own at least 80% of the voting securities of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of the Company, which in any such case is on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial advisor and outside counsel), taking into account all relevant factors, including any conditions to such Takeover Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Takeover Proposal to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including the terms of any proposal by Parent to modify the terms of the transactions contemplated by this Agreement) and (B) is reasonably likely to be financed and otherwise completed without undue delay.

(d)           Except as expressly permitted by Section 5.8(a) or Section 5.8(b), neither the Board of Directors of the Company nor any committee thereof shall effect any Change in the Company Recommendation.

(e)           In addition to the other obligations of the Company set forth in this Section 5.8, the Company shall promptly (and in any event, within 48 hours) advise Parent orally and in writing of any Takeover Proposal, any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same and shall at the time of such advice provide Parent with a copy of any written request or Takeover Proposal or other document relating to a Takeover Proposal. The Company will keep Parent promptly and fully informed of the status and details (including amendments) of any such request, Takeover Proposal or inquiry and shall promptly provide Parent with a copy of any non-public information furnished to the Person making such request, Takeover Proposal or inquiry.

(f)            The Company shall immediately cease and cause to be terminated and shall cause its affiliates and the Company Subsidiaries and its or their respective officers, directors, employees, representatives and agents, to terminate all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Takeover Proposal and will cause any such parties (and their agents or advisors) in possession of confidential information regarding the Company or any of the Company Subsidiaries to return or destroy such information.

SECTION 5.9         Indemnification and Insurance.

(a)           Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or an employee of the Company or any Company Subsidiary who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect. From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.

(b)           For six years after the Effective Time, to the full extent permitted under applicable law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall jointly and severally indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement), and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.

(c)           Parent shall cause the Surviving Corporation to maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the Company’s D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the Company’s existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.9(c).

(d)           The obligations of Parent and the Surviving Corporation under this Section 5.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9).

(e)           If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may, be shall assume the obligations set forth in this Section 5.9.

SECTION 5.10       State Takeover Laws.

If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover statute or similar statute or regulation, applies or purports to apply to this Agreement and the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company shall (a) take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate the effects of such takeover statute, law or regulation.

SECTION 5.11       Expenses.

Subject to Section 7.3, each party shall bear solely and entirely, all Expenses (as defined below) that they incur; provided, however, that if this Agreement is terminated and the Termination Fee is payable as a result thereof, then the allocable share of the Company and Parent for all Expenses related to preparing, printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the HSR Act and the Competition Act shall be allocated one-half each. As used in this Agreement, the term “Expenses” means all reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of the Required Company Stockholder Vote, and all other matters related to the consummation of the Merger (subject to reasonable documentation).

SECTION 5.12       Board Membership.

Subject to the approval of the Nominating and Corporate Governance Committee of Parent’s Board of Directors in accordance with Parent’s governance practices and procedures, Parent shall take such action as is necessary to cause Luke R. Corbett to be appointed to the Board of Directors of Parent effective as of or promptly after the Effective Time, to serve until the earlier of such individual’s resignation or removal or until his successor is duly elected and qualified in accordance with the certificate of incorporation and bylaws of Parent. Mr. Corbett shall be designated to the class of directors of Parent whose term expires at Parent’s 2008 Annual Stockholders Meeting.

ARTICLE VI

CONDITIONS

SECTION 6.1         Conditions to Each Party’s Obligation To Effect the Merger.

The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

(a)           Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholder Vote.

(b)           HSR Act and Competition Act. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated by this Agreement under the HSR Act and, if required, the Competition Act shall have been terminated or shall have expired.

(c)           No Injunctions or Restraints. No preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof.

SECTION 6.2         Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Company Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b)           Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)           Resignations of Directors. Each of the directors of the Company shall have resigned as of the Effective Time and such resignations shall have been delivered to Parent.

SECTION 6.3         Conditions to Obligation of the Company.

The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of  Parent set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Parent Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the respective chief executive officer and the chief financial officer of each such entity to such effect.

(b)           Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the respective chief executive officer and the chief financial officer of each such entity to such effect.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1         Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

(a)           by mutual written consent of Parent, Merger Sub and the Company;

(b)           by either the Company or Parent, if the Merger has not been consummated by the first Business Day in 2007, or such later date, if any, as is provided in Section 5.1(b) hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c)           by either the Company or Parent, if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition having the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause 7.1(c) shall have used those efforts required hereunder to resist, lift or resolve such judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition;

(d)           by either the Company or Parent, if upon a vote at a duly held Company Stockholders Meeting, the Required Company Stockholder Vote  shall not have been obtained; provided, that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if Parent or Merger Sub is in breach of its obligations pursuant to Section 5.1(c);

(e)           by Parent, if at any time prior to this Agreement having been approved by the Required Company Stockholder Vote, the Board of Directors of the Company shall have effected a Change in the Company Recommendation;

(f)            by the Company, if at any time prior to this Agreement having been approved by the Required Company Stockholder Vote:

(i)            the Company shall not have breached Section 5.8,

(ii)           the Board of Directors of the Company has received a Superior Proposal, and authorizes the Company to enter into a binding written agreement concerning such transaction that constitutes such Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice,

(iii)          Parent does not make, within 72 hours of receipt of the Company’s written notification of its intention to enter into such agreement, an offer that the Board of Directors of the Company determines, in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is at least as favorable to the Company’s stockholders from a financial point of view as the Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal will require a new notification from the Company to Parent and a new 72 hour period), and

(iv)          the Company concurrently with  such termination pays to Parent in immediately available funds the Termination Fee and the Expense Fee pursuant to Section 7.3;

(g)           by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b)), and (B) is incapable of being cured or has not been cured by the Company within 30 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform (“Company Breach”); or

(h)           by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), and (B) is incapable of being cured or has not been cured by the Parent within 30 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 7.2         Effect of Termination.

Upon the termination of this Agreement pursuant to and in accordance with Section 7.1, this Agreement shall forthwith become null and void except for the provisions of (i) Section 7.3, (ii) the last sentence of Section 5.6, and (iii) Article VIII, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any intentional breach of a covenant or representation or warranty in this Agreement prior to such termination. In addition, the provisions of the Company Confidentiality Agreement remain in full force and effect in accordance with its terms and shall not be affected by the termination of this Agreement.

SECTION 7.3         Fees and Expenses.

(a)           If this Agreement is terminated pursuant to Section 7.1(e), the Company shall promptly, but in no event later than one Business Day after termination of this Agreement, pay Parent a fee in immediately available funds of $493,000,000 (the “Termination Fee”).

(b)           If this Agreement is terminated pursuant to Section 7.1(f), the Company shall pay such Termination Fee concurrently with such termination.

(c)           If (A) a Takeover Proposal in respect of the Company is publicly announced or is proposed or offered or made to the Company or the Company’s stockholders prior to this

Agreement having been approved by the Required Company Stockholder Vote, (B) this Agreement is terminated by either party, as applicable, pursuant to Section 7.1(b) or Section 7.1(d) and (C) within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a transaction constituting a Takeover Proposal, the Company shall promptly, but in no event later than one Business Day after such consummation or, if earlier, entry into such agreement, pay Parent the Termination Fee. For purposes of this Section 7.3(c), such reference to 10% in the definition of “Takeover Proposal” shall be replaced with a reference to 50%.

(d)           If (A) Parent terminates this Agreement under Section 7.1(g) or Section 7.1(b) at a time that a Company Breach exists and (B) within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a transaction constituting a Takeover Proposal,  then the Company shall promptly, but in no event later than one Business Day after such consummation or, if earlier, entry into such agreement, pay Parent the Termination Fee. For purposes of this Section 7.3(d), each reference to 10% in the definition of “Takeover Proposal” shall be replaced with a reference to 50%.

(e)           Except as set forth in this Section 7.3 and Section 5.11, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided that if this Agreement is terminated and the Termination Fee is payable as a result thereof, in addition to the payment of the Termination Fee, the Company shall reimburse Parent for, all Expenses in connection with this Agreement and the transactions contemplated hereby, upon to a maximum of $10,000,000 incurred by Parent (the “Expense Fee”) which Expense Fee shall be payable at the same time as the Termination Fee.

(f)            Notwithstanding anything to the contrary contained herein, receipt by Parent of a Termination Fee and required Expense Fee under Section 7.3 shall constitute full settlement of any and all liabilities of the Company for damages under this Agreement in respect of a termination of this Agreement.

SECTION 7.4         Amendment.

This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated hereby by action by or on behalf of the respective Boards of Directors of the parties hereto or the stockholders of the Company; provided, however, that after any such approval by the stockholders of the Company, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.5         Waiver.

Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII
GENERAL PROVISIONS

SECTION 8.1         Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by telecopier (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)           if to Parent or Merger Sub:

Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas  77380
Attention:  Robert K. Reeves
Fax:              (832) 636-3214

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas  77002-5200
Attention:  Michael E. Dillard, P.C.
                     Julien R. Smythe, Esq.
Fax:  (713) 236-0822

(b)                if to the Company:
Kerr-McGee Corporation
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma  73102
Attention:  General Counsel
Fax:              (405) 270-3649

with a copy to:

Covington & Burling
1330 Avenue of the Americas
New York, New York  10019

Attention:  Scott F. Smith, Esq.
Fax:  (212) 841-1010

Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, telecopier, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

SECTION 8.2         Representations and Warranties.

The representations and warranties contained in this Agreement shall not survive the Merger.

SECTION 8.3         Knowledge Qualifiers.

“To the knowledge of the Company” and similar phrases mean the actual knowledge of the individuals described in Section 8.3 of the Company Disclosure Letter.

SECTION 8.4         Interpretations.

When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.5         Governing Law; Jurisdiction

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EXCEPT THAT THE CONSUMMATION AND EFFECTIVENESS OF THE MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

(b)           Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby.

SECTION 8.6         Counterparts; Facsimile Transmission of Signatures.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 8.7         Assignment; No Third Party Beneficiaries.

(a)           This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b)           Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that after the Effective Time, (i) each holder of an Option, Performance Unit or Restricted Stock is intended to be a third party beneficiary of Section 1.8 only and may specifically enforce its terms and (ii) each Indemnified Party is intended to be a third party beneficiary of Section 5.9 and may specifically enforce its terms.

SECTION 8.8         Severability.

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 8.9         Entire Agreement.

This Agreement and the Company Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

SECTION 8.10       Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

ANADARKO PETROLEUM CORPORATION

By:	/s/ James T Hackett
Name:	James T. Hackett
Title:	Chairman of the Board, President and Chief Executive Officer

KERR-MCGEE CORPORATION

By:	/s/ Luke R. Corbett
Name:	Luke R. Corbett
Title:	Chairman and Chief Executive Officer

APC ACQUISITION SUB, INC.

By:	/s/ James T Hackett
Name:	James T. Hackett
Title:	Chairman of the Board, President and Chief Executive Officer